NAME OF REGISTRANT
Franklin Capital Growth Fund
File No. 811-00334

EXHIBIT ITEM No. 77C: Submission of matters to a vote of security holders


MINUTES OF THE SPECIAL MEETING OF SHAREHOLDERS

April 9, 2008

1: To approve an Agreement and Plan of Reorganization

              Require Voting Level  Current Voting Level   of O/S   of Voted
For:             38,871,250.819         52,913,005.168     47.302%   91.203%
Against:                                 1,988,545.552      1.778%    3.428%
Abstain:                                 3,115,241.548      2.785%    5.370%
Total Voted:     55,930,587.533         58,016,792.267     51.865%  100.000%